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FOR IMMEDIATE RELEASE
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GoodNoise Contact:
Steve Grady
GoodNoise Corporation
(650) 470-2965
steve@goodnoise.com
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GOODNOISE COMPLETES ACQUISITION OF EMUSIC.COM (CREATIVE FULFILLMENT)

Company Plans to Use Emusic.com as Primary Brand for Selling Downloadable Music

PALO ALTO, Calif. February 9, 1999 -- GoodNoise Corporation, a leading seller of downloadable music on the Internet, today announced the completion of its acquisition of Creative Fulfillment, Inc., Santa Monica, Calif. Creative Fulfillment is a leading entertainment and Internet marketing company that owns and operates the Emusic.com website. Following the integration of the companies' operations, GoodNoise plans to use Emusic.com as the primary brand for its popular downloadable music website.

Under the terms of the transaction, GoodNoise will issue 630,190 shares of GoodNoise common stock and pay cash of approximately $300,000. Emusic becomes a wholly-owned subsidiary of GoodNoise.

Gene Hoffman, president and CEO of GoodNoise, said the agreement is key to the company's mission to become a central distribution point for downloadable music. "The name Emusic is an ideal domain name for the business we're in. As we continue to acquire compelling content, we believe that Emusic will be a leading destination site for fans seeking downloadable music."

Emusic.com, which is currently a retail music site, will be integrated into the GoodNoise site in the coming months. GoodNoise plans to launch a new website at Emusic.com in the near future.

As previously announced, GoodNoise has also signed a definitive agreement to acquire Nordic Entertainment, a downloadable music site that has licensed over 30,000 tracks. This acquisition is expected to close later this quarter.

About GoodNoise

Since it was founded in January 1998, GoodNoise Corporation has established itself as a clear leader in the rapidly expanding market for downloadable music. Through relationships with artists and license agreements with leading independent record labels, GoodNoise has emerged as the premier website for the sampling and purchasing music in the MP3 (MPEG1, Layer 3) format, which has emerged as the de facto standard in the digital distribution of music with millions of users around the world. GoodNoise.com features a constantly expanding catalog of music and offers music fans complete albums for $8.99 or the ability to purchase individual tracks for 99 cents. GoodNoise is based in Palo Alto, California.
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NOTE TO EDITORS: Copies of previous GoodNoise press releases, additional background on the company, executive biographies and electronic versions of the GoodNoise logo, can be found in the GoodNoise Press Room at: http://www.goodnoise.com/about/press_room/index.html.
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GOODNOISE is a trademark of GoodNoise Corporation.

NOTE: Any forward-looking statements contained in this release involve a number of uncertainties, risks and other factors which may cause the actual results, performance or achievements expressed or implied by such forward-looking statements to materially differ. Factors that could cause actual events or results to differ materially include, among others, those set forth in the Company's S.E.C. report on Form 10-SB, which may be accessed via the Internet from a link on the following page: http://www.goodnoise.com/about/investor/index.html.
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